Exhibit 99.1

                        3750 Torrey View Ct

                        San Diego, CA 92130

                         www.carefusion.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Kristen Cardillo (858) 617-2317 kristen.cardillo@carefusion.com	Investors:	Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com

CAREFUSION PRICES $1 BILLION OF SENIOR UNSECURED NOTES

SAN DIEGO, May 15, 2014 – CareFusion Corp. (NYSE: CFN), a leading, global medical technology company, today announced the successful pricing of three series of senior unsecured notes for an aggregate principal amount of $1 billion. Of these notes, $300 million will mature in 2017 and will bear interest at an annual rate of 1.450 percent; $400 million will mature in 2024 and will bear interest at an annual rate of 3.875 percent and $300 million will mature in 2044 and will bear interest at an annual rate of 4.875 percent.

CareFusion intends to use a portion of the net proceeds from the offering to repay at maturity its $450 million in aggregate outstanding principal amount of 5.125 percent senior notes due 2014. The company intends to use the remaining net proceeds of the offering for general corporate purposes. The offering is expected to close on May 22, 2014, subject to customary closing conditions.

Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers and representatives of the several underwriters. A copy of the preliminary prospectus supplement and the accompanying base prospectus, which is filed as part of CareFusion’s effective shelf registration statement on Form S-3 (File No. 333-195887), may be obtained from any of the joint book-running managers by calling Barclays Capital Inc. at 888-603-5847, J.P. Morgan Securities LLC at 212-834-4533, and Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

An electronic copy of the prospectus supplement and the accompanying base prospectus may also be obtained at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The notes are being offered pursuant to an effective registration statement on Form S-3 (File No. 333-195887) that CareFusion previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes described herein, nor shall there be any sale of these notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such jurisdiction. The offering of the notes will be made only by means of a prospectus supplement and the accompanying base prospectus.

About CareFusion Corporation

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops industry-leading technologies including Alaris® infusion pumps and IV sets, MaxPlus® and MaxZero™ IV connectors and sets, Pyxis® automated dispensing and patient identification systems, AVEA®, LTV® series and AirLife® ventilation and respiratory products, ChloraPrep® products, MedMined® services for data mining surveillance, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs approximately 15,000 people across its global operations.

Cautions Concerning Forward-looking Statements

The CareFusion news release and the information contained herein present forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. Forward-looking statements include, but are not limited to, statements regarding the closing of the sale of the notes and our intended use of proceeds from the sale of the notes. The matters discussed in these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include the ability to close the offer and sale of the notes, as well as general economic conditions. Additional factors that may affect future results are described in CareFusion’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, as filed with the Securities and Exchange Commission. The CareFusion news release and the information contained herein reflect management’s views as of May 15, 2014. Except to the limited extent required by applicable law, CareFusion undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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